Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

1STDIBS.COM, INC.

The undersigned, for the purposes of amending and restating the Fourth Amended and Restated Certificate of Incorporation, as amended, of 1stdibs.com, Inc. (the “Corporation”), filed on August 18, 2015 (the “Certificate of Incorporation”), hereby certifies as follows:

1. The present name of the Corporation is 1stdibs.com, Inc. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 10, 2000.

2. This Fifth Amended and Restated Certificate of Incorporation, which amends, restates and integrates the provisions of the Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice.

ARTICLE I

The name of the Corporation is 1stdibs.com, Inc. (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE III

A. AUTHORIZED SHARES

The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares of capital stock which the Corporation has authority to issue is 163,538,959 consisting entirely of 57,771,864 shares of Preferred Stock, par value $0.01 per share, 21,662,000 of which shall be designated “Series A Convertible Preferred Stock” (the “Series A Preferred”), 10,996,181 of which shall be designated “Series B Convertible Preferred Stock” (the “Series B Preferred”), 3,182,158 of which shall be designated “Series C Convertible Preferred Stock” (the “Series C Preferred”), 5,966,682 of which shall be designated “Series C-1 Convertible Preferred Stock” (the “Series C-1 Preferred”), 15,964,843 of which shall be designated “Series D Convertible Preferred Stock” (the “Series D Preferred”) and 105,767,092 shares of Common Stock, par value $0.01 per share.

B. PREFERRED STOCK

The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

Section 1. Dividends.

1A. Participating Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), other than dividends payable solely in shares of Common Stock issued upon the outstanding shares of Common Stock, the Corporation shall also declare and pay to the holders of the Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Stock had all of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

Section 2. Liquidation.

2A. General Preference and Priority.

(i) Payments to Holders of Series D Preferred. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series D Preferred shall be entitled to be paid, before any distribution or payment is made upon any Series C Preferred, Series C-1 Preferred, Series B Preferred, Series A Preferred or Junior Securities, an amount in cash equal to the greater of (A) the aggregate Liquidation Value of all shares of Series D Preferred held by such holder plus all declared and unpaid dividends thereon and (B) the amount which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s Series D Preferred (and all other shares of Series D Preferred) were converted into Conversion Stock immediately prior to such liquidation, dissolution or winding up plus an additional amount equal to all declared and unpaid dividends on such holder’s Series D Preferred, if any, and the holders of Series D Preferred shall not be entitled to any further payment in respect thereof. If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Series D Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid pursuant to this Section 2A(i), then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of Series D Preferred based upon the aggregate Liquidation Value (plus all declared and unpaid dividends thereon) of the Series D Preferred held by each such holder.

(ii) Payments to Holders of Series C Preferred and Series C-1 Preferred. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), after the payment of all preferential amounts required to be paid to the holders of shares of Series D Preferred in accordance with Section 2A(i) above, each holder of Series C Preferred and Series C-1 Preferred shall be entitled to be paid, before any distribution or payment is made upon any Series B Preferred, Series A Preferred or Junior Securities, an amount in cash equal to the greater of (x) in the case of Series C Preferred, (A) the aggregate Liquidation Value of all shares of Series C Preferred held by such holder plus all declared and unpaid dividends thereon and (B) the amount which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s Series C Preferred (and all other shares of Series C Preferred) were converted into Conversion Stock immediately prior to such liquidation, dissolution or winding up plus an additional amount equal to all declared and unpaid dividends on such holder’s Series C Preferred, if any, and the holders of Series C Preferred shall not be entitled to any further payment in respect thereof and (y) in the case of Series C-1 Preferred, (A) the aggregate Liquidation Value of all shares of Series C-1 Preferred held by such holder plus all declared and unpaid dividends thereon and (B) the amount which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s Series C-1 Preferred (and all other shares of Series C-1 Preferred) were converted into Conversion Stock immediately prior to such liquidation, dissolution or winding up plus an additional amount equal to all declared and unpaid dividends on such holder’s Series C-1 Preferred, if any, and the holders of Series C-1 Preferred shall not be entitled to any further payment in respect thereof. If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Series C Preferred and Series C-1 Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid pursuant to this Section 2A(ii), then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of Series C Preferred and Series C-1 Preferred based upon the aggregate Liquidation Value (plus all declared and unpaid dividends thereon) of the Series C Preferred or Series C-1 Preferred, as applicable, held by each such holder.

(iii) Payments to Holders of Series B Preferred. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), after the payment of all preferential amounts required to be paid to the holders of shares of Series D Preferred, Series C Preferred and Series C-1 Preferred in accordance with Sections 2A(i) and (ii) above, each holder of Series B Preferred shall be entitled to be paid, before any distribution or payment is made upon any Series A Preferred or Junior Securities, an amount in cash equal to the greater of (A) the aggregate Liquidation Value of all shares of Series B Preferred held by such holder plus all declared and unpaid dividends thereon and (B) the amount which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s Series B Preferred (and all other shares of Series B Preferred) were converted into Conversion Stock immediately prior to such liquidation, dissolution or winding up plus an additional amount equal to all declared and unpaid dividends on such holder’s Series B Preferred, if any, and the holders of Series B Preferred shall not be entitled to any further payment in respect thereof. If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Series B Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid pursuant to this Section 2A(iii), then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of Series B Preferred based upon the aggregate Liquidation Value (plus all declared and unpaid dividends thereon) of the Series B Preferred held by each such holder.

(iv) Payments to Holders of Series A Preferred. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), after the payment of all preferential amounts required to be paid to the holders of shares of Series D Preferred, Series C Preferred, Series C-1 Preferred and Series B Preferred in accordance with Sections 2A(i), (ii) and (iii) above, each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (A) the aggregate Liquidation Value of all shares of Series A Preferred held by such holder plus all declared and unpaid dividends thereon and (B) the amount which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s Series A Preferred

(and all other shares of Series A Preferred) were converted into Conversion Stock immediately prior to such liquidation, dissolution or winding up plus an additional amount equal to all declared and unpaid dividends on such holder’s Series A Preferred, if any, and the holders of Series A Preferred shall not be entitled to any further payment in respect thereof. If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid pursuant to this Section 2A(iv), then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of Series A Preferred based upon the aggregate Liquidation Value (plus all declared and unpaid dividends thereon) of the Series A Preferred held by each such holder.

2B. Deemed Liquidations. For purposes of this Section 2, any Fundamental Change or Change in Ownership shall (unless otherwise determined by (i) the holders of a majority of the outstanding Preferred Stock, voting together as a single class on an as-converted basis, and (ii) the holders of a majority of the outstanding Series D Preferred) be deemed to be a liquidation, dissolution and winding up of the Corporation, and each holder of Preferred Stock shall be entitled to receive in connection therewith payment from the Corporation (or the successor or purchasing entity) of an amount in cash equal to the aggregate amount specified herein that such holders would have received upon a liquidation, dissolution and winding up of the Corporation in accordance with this Section 2. If a Fundamental Change or Change in Ownership involves the payment by a successor or purchasing entity to the Corporation’s stockholders of consideration in whole or in part other than cash, then at the election of the holders of a majority of the outstanding Preferred Stock, the amounts payable to the holders of Preferred Stock pursuant to this Section 2 shall be paid in the same form of consideration that is paid to the Corporation’s other stockholders, and if any of the Corporation’s other stockholders are given an option as to the form of consideration to be received, then all holders of Preferred Stock shall be given the same option (with it being understood that the value of any such non-cash consideration shall be determined as provided in Section 6C(v) of this Part B of Article III or, at the election of the holders of a majority of the outstanding Preferred Stock, as may be provided in the definitive agreement(s) entered into in connection with any such Fundamental Change or Change in Ownership).

2C. Allocation of Escrow. In the event of a Fundamental Change or Change in Ownership, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement effecting such Fundamental Change or Change in Ownership shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 2 as if the Initial Consideration were the only consideration payable in connection with such Fundamental Change or Change in Ownership and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

Section 3. Priority of Preferred Stock on Dividends and Redemptions. So long as any Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities.

Section 4. Redemptions.

4A. Redemption Upon Request. At any time and from time to time on or after the fifth anniversary of the date of the first issuance of shares of Series D Preferred, the holders of a majority of the outstanding Preferred Stock, voting together as a single class on an as-converted basis, may require redemption of all of the shares of Preferred Stock held by such holders by delivering written notice of such request to the Corporation. Within fifteen (15) days after receipt of a request for redemption in accordance with this Section 4A, the Corporation shall give written notice of such request to each other holder of Preferred Stock specifying the Redemption Value (as defined below), the proposed Redemption Date and the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock requested to be redeemed (the “Redemption Notice”), and each such other holder shall have until twenty-one (21) days after receipt of the Redemption Notice to request redemption hereunder (by giving written notice to the Corporation) of all of the Preferred Stock owned by such holder. Unless prohibited by applicable law, the Corporation shall redeem all shares of Preferred Stock to be redeemed in accordance with this Section 4A, in each case at the Redemption Value, and such redemption shall take place on a date fixed by the Corporation, which date shall be not more than sixty (60) days after the later of the date of the Redemption Notice or the date on which the Redemption Value of the Preferred Stock shall have been determined in accordance with this Section 4.

4B. Redemption Upon a Liquidity Event. If a Liquidity Event has occurred or the Corporation obtains actual knowledge that a Liquidity Event is proposed to occur, then the Corporation shall give prompt written notice (in no event later than ten (10) days after the occurrence of such Liquidity Event or obtaining such knowledge) of such Liquidity Event describing in reasonable detail the material terms and date of consummation thereof to each holder of Preferred Stock, and the Corporation shall give each holder of Preferred Stock prompt written notice of any subsequent material change in the terms or timing of such transaction. The holders of a majority of the Preferred Stock may require the Corporation to redeem all or any portion of the Preferred Stock owned by such holders at a redemption price per share of Preferred Stock payable in cash equal to the Redemption Value thereof by giving written notice to the Corporation of such election prior to the later of (a) twenty one (21) days after receipt of the Corporation’s notice and (b) ten (10) days prior to the consummation of such Liquidity Event (the “Expiration Date”). The Corporation shall give prompt written notice of any such election to all other holders Preferred Stock within ten (10) days after the receipt thereof specifying the Redemption Value, and each such holder shall have until the later of (a) the Expiration Date or (b) five (5) days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Preferred Stock owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Preferred Stock specified therein upon the occurrence of such Liquidity Event or, with respect to any such elections received in a timely manner in accordance with this Section 4B but not prior to the consummation of such Liquidity Event, ten (10) days after the Corporation’s receipt of such election(s). If any such proposed Liquidity Event does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, the holders of a majority of the Preferred Stock may rescind the request for redemption by giving written notice of such rescission to the Corporation. Notwithstanding the foregoing, the Corporation shall be entitled to pay the redemption price in the form of the consideration to be received in the Liquidity Event and entitled to deduct such amounts from such redemption price on a pro rata basis to place in escrow to satisfy any indemnification obligations of the Corporation or its stockholders as if such Preferred Stock were outstanding on the date of consummation of the Liquidity Event, only to the extent such holders of Preferred Stock would be obligated to contribute to the escrow if such holders of Preferred Stock were to receive such consideration pursuant to Section 2.

4C. Redemption Value and Procedures. The Corporation shall be required to redeem on the Redemption Date each share of Preferred Stock for which a request for redemption has been delivered in accordance with Section 4A or Section 4B at a price per share (the “Redemption Value”) payable in immediately available funds (or such other property allowed pursuant to Section 4A or Section 4B) equal to (i) if the request is delivered pursuant to Section 4A, the Liquidation Value of such share of Preferred Stock plus all declared and unpaid dividends thereon plus the Preference Amount, where for the purposes of this Section 4C, “Preference Amount” means a five percent (5%) annually compounding return on the Liquidation Value from the date of issuance or (ii) if the request is delivered pursuant to Section 4B, the greater of (x) the value determined in accordance with clause (i) of this Section 4C and (y) the Market Price of the Conversion Stock issuable upon conversion of such share of Preferred Stock (which, in the case of a redemption in connection with a Change in Ownership or Fundamental Change, shall be derived from the aggregate consideration payable in such Change in Ownership or Fundamental Change (with it being understood that the value of any such consideration shall be determined as provided in Section 6C(v) of this Part B of Article III or, at the election of the holders of a majority of the outstanding Preferred Stock, as may be provided in the definitive agreement(s) entered into in connection with any such Change in Ownership or Fundamental Change)) if such share of Preferred Stock (and all other shares of Preferred Stock) was converted into Conversion Stock immediately prior thereto plus an additional amount equal to all declared and unpaid dividends on such share of Preferred Stock, if any. Except as provided in Section 4D of this Part B of Article III, on or after the Redemption Date, each holder of Preferred Stock on the Redemption Date shall surrender to the Corporation the certificate or certificates representing such shares of Preferred Stock, in the manner and at the place designated in the Redemption Notice, and thereupon the aggregate Redemption Value of such shares of Preferred Stock shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

4D. Failure to Redeem. If the funds of the Corporation legally available for redemption of shares of Preferred Stock on the Redemption Date are insufficient to redeem all shares of Preferred Stock, then (without limiting the Corporation’s obligation hereunder or curing any failure not to redeem all of the shares of Preferred Stock) those funds that are legally available will be used to redeem the maximum possible number of shares of each series of Preferred Stock ratably among the holders of such series in proportion to the aggregate Redemption Value that each such holder would be entitled to receive with respect to such series pursuant to this Section 4, subject to the priorities set forth in Section 2A of this Part B of Article III. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares of each series of Preferred Stock that the Corporation has become obliged to redeem on any Redemption Date but that it has not redeemed, ratably among the holders of such series in proportion to the remaining aggregate Redemption Value that each such holder remains entitled to receive with respect to such series, subject to the priorities set forth in Section 2A of this Part B of Article III. Notwithstanding anything to the contrary contained herein, without the prior written consent of the holders of a majority of the Preferred Stock, the Corporation shall not declare or pay any dividends or redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Junior Securities after the receipt of notice of redemption under this Section 4, or at any other time when the Corporation is obligated to make redemption payments under this Section 4, unless and until all amounts required to be paid to the holders of the Preferred Stock under this Section 4 shall have been paid in full.

4E. Effect of Redemption. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Value, all rights of the holders of shares of Preferred Stock as holders of Preferred Stock (except the right to receive the applicable Redemption Value without interest upon surrender of their certificate or certificates) shall cease with respect to such shares of Preferred Stock to be redeemed, and such shares of Preferred Stock shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

4F. Other Redemptions or Acquisitions. The Preferred Stock shall not be redeemable or otherwise repurchasable by the Corporation or any of its Subsidiaries, except as set forth in this Section 4 or as otherwise agreed to by the Corporation and holders of a majority of the outstanding Preferred Stock, voting together as a single class on an as-converted basis, subject to the priorities set forth in Section 2A of this Part B of Article III.

Section 5. Voting Rights.

5A. General. The holders of the Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws, and, in addition to any circumstances in which the holders of the Preferred Stock shall be entitled to vote as a separate class under the General Corporation Law of Delaware or this Certificate of Incorporation, the holders of the Preferred Stock shall be entitled to vote on all matters, other than the election of the directors which this Certificate of Incorporation designates for election solely by the holders of Common Stock, submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one (1) vote per share and each share of Preferred Stock entitled to a number of votes equal to the number of shares of Common Stock issuable upon conversion of the Preferred Stock as of the record date for such vote (or, if no record date is specified, as of the date of such vote). Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole share.

5B. Election of Directors. The board of directors of the Corporation (the “Board”) shall be composed of seven (7) directors.

(i) As long as 15% of the originally issued shares of Series B Preferred (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends and the like) shall be issued and outstanding, in the election of directors of the Corporation, the holders of the Series B Preferred, voting separately as a single class to the exclusion of all other classes and series of the Corporation’s capital stock and with each share of Series B Preferred entitled to one (1) vote, shall be entitled to elect (by majority vote) two (2) directors (the “Series B

Directors”) to serve on the Board with each such director serving until his or her successor is duly elected by the holders of the Series B Preferred or his or her earlier death, resignation or removal from office by the holders of the Series B Preferred. If less than 15% of the originally issued shares of Series B Preferred (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends and the like) shall be issued and outstanding but more than 7.5% of the originally issued shares of the Series B Preferred (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends and the like) shall be issued and outstanding, the holders of the Series B Preferred, voting separately as a single class to the exclusion of all other classes and series of the Corporation’s capital stock and with each share of Series B Preferred entitled to one (1) vote, shall be entitled to elect (by majority vote) one (1) Series B Director.

(ii) As long as 10,831,000 shares of the Series A Preferred (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends and the like) shall be issued and outstanding, in the election of directors of the Corporation, the holders of the Series A Preferred, (i) voting separately as a single class to the exclusion of all other classes and series of the Corporation’s capital stock and with each share of Series A Preferred entitled to one (1) vote, shall be entitled to elect (by majority vote) two (2) directors (each, a “Series A Director” and, collectively, the “Series A Directors”) to serve on the Board with each such director serving until his or her successor is duly elected by the holders of the Series A Preferred or his or her earlier death, resignation or removal from office by the holders of the Series A Preferred and (ii) voting together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one (1) vote per share and each share of Series A Preferred entitled to a number of votes equal to the number of shares of Common Stock issuable upon conversion of the Series A Preferred as of the record date for such vote (or, if no record date is specified, as of the date of such vote), shall be entitled to elect (by majority vote) one (1) director (the “Independent Director”) to serve on the Board until his or her successor is duly elected or his or her earlier death, resignation or removal from office. If less than 10,831,000 shares of the Series A Preferred (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends and the like) shall be issued and outstanding but more than 5,416,000 shares of the Series A Preferred (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends and the like) shall be issued and outstanding, the holders of the Series A Preferred, voting separately as a single class to the exclusion of all other classes and series of the Corporation’s capital stock and with each share of Series A Preferred entitled to one (1) vote, shall be entitled to elect (by majority vote) one (1) Series A Director.

(iii) If the holders of any series of the Preferred Stock for any reason fail to elect one (1) or more directors hereunder, such position shall remain vacant until such time as the holders of such series of Preferred Stock elect an individual to serve as a director to fill such position and shall not be filled by resolution or vote of the Board or the Corporation’s other stockholders. If the holders of any series of the Preferred Stock are not entitled to elect directors, the holders of Common Stock and Preferred Stock (voting together as a single class on an as-converted basis) shall be entitled to elect all applicable directors in accordance with Section 3 of Part C of Article III.

5C. Other Voting Rights of the Preferred Stock. As long as 500,000 shares of the Preferred Stock (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends and the like) shall be issued and outstanding, the Corporation shall not (and shall cause each of its Subsidiaries not to), either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining (in addition to any other vote required by law or this Certificate of Incorporation) the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of the Preferred Stock, voting or consenting together as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) directly or indirectly declare or pay, or permit any of its Subsidiaries to declare or pay, any dividends or make any distributions upon any of its capital stock or other Equity Securities, except that (a) any Wholly-Owned Subsidiary may declare and pay dividends or make distributions (directly or indirectly) to the Corporation or another Wholly-Owned Subsidiary and (b) the Corporation may declare and pay dividends payable in shares of its Common Stock as described in Section 6D upon the outstanding shares of its Common Stock;

(ii) directly or indirectly (a) redeem, repurchase or otherwise acquire, or permit any of its Subsidiaries to redeem, purchase or otherwise acquire, any of the Corporation’s or any of its Subsidiary’s capital stock or other Equity Securities (including warrants, options and other rights to acquire such capital stock or other Equity Securities), or assign or transfer any rights or options to make any such redemption, repurchase or other acquisition, or (b) redeem, repurchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans, or permit any of its Subsidiaries to so redeem, repurchase or make such payments, or assign or transfer any rights or options to make such redemption, repurchase or payment, in each case other than redemptions of the Preferred Stock in accordance with the Certificate of Incorporation of the Corporation;

(iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on a parity with the Preferred Stock, or increase the authorized number of shares of Preferred Stock;

(iv) effect a recapitalization or reorganization or change in the form of organization or other Organic Change in any form of transaction (including the formation of a parent holding company for the Corporation, reorganization into any non-corporate entity treated as a partnership for federal income tax purposes or a transaction to change the domicile of the Corporation or any of its Subsidiaries);

(v) merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person or consummate (other than the merger of a Wholly-Owned Subsidiary with and into the Corporation or another Wholly-Owned Subsidiary), permit or in any manner facilitate a sale of the Corporation or any of its Subsidiaries or a change in control of the Corporation or any of its Subsidiaries, including a Fundamental Change or a Change in Ownership;

(vi) create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any indebtedness in excess of $2,500,000 at any time on an aggregate consolidated basis, or amend, modify, supplement or waive any provision of the documents, agreements or instruments evidencing, securing or otherwise pertaining to any such indebtedness of the Corporation or any of its Subsidiaries, or refinance, substitute or replace any such indebtedness of the Corporation or any of its Subsidiaries;

(vii) acquire, or permit any Subsidiary to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock or other equity interests, merger or otherwise), or enter into, or permit any Subsidiary to enter into, any partnership or joint venture, involving an aggregate consideration by the Corporation and/or any of its Subsidiaries (including, without limitation, the assumption of liabilities whether direct or indirect) exceeding $1,000,000 in any one transaction or series of related transactions or exceeding $2,000,000 in any twelve-month period;

(viii) make, or permit any Subsidiary to make, any loans or advances to, guarantees for the benefit of, or investments in, (A) any Related Party (other than reasonable advances to employees in the ordinary course of business (but expressly prohibiting any loans or the arranging of any loans to or for the benefit of any employees for any purpose)) or (B) any other Person in excess of $500,000, except for investments in a Wholly-Owned Subsidiary organized under the laws of a jurisdiction of the United States or one of its territorial possessions;

(ix) sell, lease, license or otherwise dispose of, or permit any Subsidiary to sell, lease, license or otherwise dispose of, any assets (whether tangible or intangible and including the capital stock or membership or other ownership interests of any of its Subsidiaries), except for sales in the ordinary course of business;

(x) amend, supplement, modify, alter, repeal, restate, terminate or waive any provision of the certificate of incorporation or bylaws, certificate of formation and limited liability company agreement or limited partnership agreement or similar governing documents of the Corporation or any of its Subsidiaries or file any amendment, restatement, resolution or certificate with any Secretary of State;

(xi) enter into, amend, modify or supplement, or waive any provisions of, or permit any Subsidiary to enter into, amend, modify or supplement, or waive any provisions of, any agreement, transaction, commitment or arrangement with any of the Corporation’s or any of its Subsidiaries’ or any of its affiliates’ direct or indirect officers, managers, directors, key employees, members, partners, stockholders or affiliates or with any Person related by blood, marriage or adoption to any such Person or any entity in which any of the foregoing owns a material beneficial interest (each, a “Related Party”), except for entering into customary employment arrangements and benefit programs, in each case on reasonable terms as approved by the Compensation Committee of the Board (with interested members abstaining with respect to their own compensation);

(xii) (a) amend or modify the Stock Option Plan as in existence as of the date hereof (including increasing the number of shares of Common Stock available for issuance thereunder above the number of shares of Common Stock available for issuance thereunder as of the date hereof (as equitably adjusted for stock splits and stock combinations subsequent to the date hereof), or (b) adopt, amend or modify, or permit any of its Subsidiaries to adopt, amend or modify, any stock option plan, equity incentive plan, employee equity ownership plan, profit sharing plan, phantom equity plan, equity appreciation rights plan or any similar plan, program, agreement or arrangement;

(xiii) make, or permit any Subsidiary to make, any capital expenditures (including payments with respect to capitalized leases), which capital expenditures in the aggregate would deviate in amount by more than $500,000 from the annual budget and operating plan approved by the Board, unless approved by the Board, including at least one (1) Investor Director;

(xiv) consent to, or waive any condition or requirement with respect to, any transfer or assignment of any capital stock or other Equity Securities of the Corporation or any of its Subsidiaries, unless approved by the Board, including at least one (1) Investor Director;

(xv) increase or decrease the authorized size of its Board (or the board of directors or similar governing body of any Subsidiary);

(xvi) become subject to, or permit any of its Subsidiaries to become subject to, including by way of amendment to or modification, extension or renewal of, any document, agreement or instrument which by its terms would (under any circumstances) restrict, limit, condition or prohibit (a) the right of any Subsidiary to make loans or advances or pay dividends or distributions to, transfer property to, or repay any indebtedness owed to, the Corporation or any of its Subsidiaries or (b) the Corporation’s or any of its Subsidiaries’ right to perform the provisions of the Recapitalization Agreement (including the agreements attached as exhibits thereto) or the certificate or articles of incorporation or bylaws, certificate of formation and limited liability company agreement or limited partnership agreement or similar governing documents of the Corporation or any of its Subsidiaries, or would (under any circumstances) impose any provision which would have the effect of directly or indirectly restricting, limiting, conditioning or prohibiting the making, timing or amount of any payment with respect to the Preferred Stock, in each case, other than in connection with any venture debt or similar debt facility;

(xvii) consummate, or permit any of its Subsidiaries to consummate, an initial public offering of its capital stock or other Equity Securities or listing on any national securities exchange or substantially equivalent market (including any private Rule 144A market), except for a Qualified Public Offering;

(xviii) make, or permit any Subsidiary to make, any change with respect to the accounting policies, tax elections and tax filing positions of the Corporation or any of its Subsidiaries (including any filing of an election by the Corporation or any of its Subsidiaries to be treated as a partnership for federal income tax purposes), unless approved by the Board, including at least one (1) Investor Director;

(xix) (a) sell, assign, transfer, lease, license or otherwise encumber, abandon, or permit to lapse, or otherwise fail to maintain in full force and effect, or fail to protect any material intellectual property rights, except for (1) the grant of nonexclusive licenses to consumers in the ordinary course of business and (2) abandonment of intellectual property rights where such abandonment is approved by the Board following a determination that such intellectual property rights are of de minimis value to the Corporation or any of its Subsidiaries, or (b) take any action reasonably expected to result in the invalidity or unenforceability of any material intellectual property rights of the Corporation (or any Subsidiary) or in the infringement upon or misappropriation of any rights of other Person, in each case, unless approved by the Board, including at least one (1) Investor Director;

(xx) make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due, file a voluntary bankruptcy or similar proceeding or fail to contest any bankruptcy, insolvency or similar proceeding filed against the Corporation, or permit any of the Corporation’s Subsidiaries to do the foregoing;

(xxi) materially change, or cause or allow any Subsidiary to materially change, the business activities of the Corporation or any of its Subsidiaries as currently conducted, or enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any business that is not related to the current business activities of the Corporation or any of its Subsidiaries, in each case, unless approved by the Board, including at least one (1) Investor Director;

(xxii) liquidate, dissolve or wind-up the business and affairs of the Corporation; or

(xxiii) amend, alter or repeal any of the powers, preferences, privileges or rights of the Preferred Stock.

5D. Other Voting Rights of the Series B Preferred. As long as 500,000 shares of the Series B Preferred (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends and the like) shall be issued and outstanding, the Corporation shall not (and shall cause each of its Subsidiaries not to), either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining (in addition to any other vote required by law or this Certificate of Incorporation) the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of the Series B Preferred, voting or consenting as a separate class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect: (i) adversely amend, alter or repeal any of the powers, preferences, privileges or rights of the Series B Preferred in a manner different from the Series A Preferred, the Series C Preferred, the Series C-1 Preferred or the Series D Preferred, either directly or by amendment, merger, consolidation, or otherwise or (ii) authorize or issue any additional shares of Series B Preferred.

5E. Other Voting Rights of the Series C Preferred and Series C-1 Preferred. As long as 500,000 shares of one or more of the Series C Preferred or Series C-1 Preferred (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends and the like) shall be issued and outstanding, the Corporation shall not (and shall cause each of its Subsidiaries not to), either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining (in addition to any other vote required by law or this Certificate of Incorporation) the approval (by vote or written consent as provided by law) of the holders of at least 65% of the outstanding shares of the Series C Preferred and Series C-1 Preferred, voting or consenting together as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect: (i) adversely amend, alter or repeal any of the powers, preferences, privileges or rights of the Series C Preferred or Series C-1 Preferred in a manner different from the Series A Preferred, the Series B Preferred or the Series D Preferred, either directly or by amendment, merger, consolidation, or otherwise or (ii) authorize or issue any additional shares of Series C Preferred or Series C-1 Preferred.

5F. Other Voting Rights of the Series D Preferred. As long as 500,000 shares of the Series D Preferred (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends and the like) shall be issued and outstanding, the Corporation shall not (and shall cause each of its Subsidiaries not to), either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining (in addition to any other vote required by law or this Certificate of Incorporation) the approval (by vote or written consent as provided by law) of the holders of at least a majority of the outstanding shares of the Series D Preferred, voting or consenting as a separate class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect: (i) adversely amend, alter or repeal any of the powers, preferences, privileges or rights of the Series D Preferred in a manner different from the Series A Preferred, the Series B Preferred, the Series C Preferred or the Series C-1 Preferred, either directly or by amendment, merger, consolidation, or otherwise, (ii) authorize or issue any additional shares of Series D Preferred or (iii) effect a Fundamental Change or a Change in Ownership in which the per share proceeds to holders of Series D Preferred with respect to such shares of Series D Preferred are less than the Liquidation Value of a share of Series D Preferred.

5H. Other Voting Rights of the Series B Preferred, Series C Preferred, Series C-1 Preferred and Series D Preferred. As long as an aggregate of 500,000 shares of one or more of the Series D Preferred (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends and the like), Series C-1 Preferred (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends and the like), Series C Preferred (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends and the like) and Series B Preferred (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends and the like) shall be issued and outstanding, the Corporation shall not (and shall cause each of its Subsidiaries not to), either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining (in addition to any other vote required by law or this Certificate of Incorporation) the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of the Series D Preferred, Series C-1 Preferred, Series C Preferred and Series B Preferred, voting or consenting together as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect: create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on a parity with the Series B Preferred, Series C Preferred, Series C-1 Preferred or the Series D Preferred, in connection with a financing that is led or co-led by Benchmark Capital Partners VII, L.P. or an Affiliate thereof (“Benchmark”). For avoidance of doubt, in no event shall the participation by Benchmark in a financing be deemed to trigger this paragraph 5G if the terms of such financing are negotiated on behalf of the investors by any other investor.

Section 6. Conversion.

6A. Conversion Procedure.

(i) At any time and from time to time, any holder of Preferred Stock may convert all or any portion of the shares of Preferred Stock held by such holder into a number of shares of Conversion Stock computed by multiplying, in the case of the Series A Preferred, the number of shares of Series A Preferred to be converted by $2.77 (as proportionately adjusted for subsequent stock splits, combinations, dividends and the like) and dividing the result by the Series A Conversion Price (as defined in Section 6B of this Part B of Article III) then in effect, in the case of the Series B Preferred, the number of shares of Series B Preferred to be converted by $3.8240569 (as proportionately adjusted for subsequent stock splits, combinations, dividends and the like) and dividing the result by the Series B Conversion Price (as defined in Section 6B of this Part B of Article III) then in effect, in the case of the Series C Preferred, the number of shares of Series C Preferred to be converted by $4.713781 (as proportionately adjusted for subsequent stock splits, combinations, dividends and the like) and dividing the result by the Series C Conversion Price (as defined in Section 6B of this Part B of Article III) then in effect, in the case of the Series C-1

Preferred, the number of shares of Series C-1 Preferred to be converted by $4.525126 (as proportionately adjusted for subsequent stock splits, combinations, dividends and the like) and dividing the result by the Series C-1 Conversion Price (as defined in Section 6B of this Part B of Article III) then in effect, and in the case of the Series D Preferred, the number of shares of Series D Preferred to be converted by $5.011010 (as proportionately adjusted for subsequent stock splits, combinations, dividends and the like) and dividing the result by the Series D Conversion Price (as defined in Section 6B of this Part B of Article III) then in effect.

(ii) Except as otherwise provided herein, each conversion of Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the shares of Preferred Stock converted as a holder of Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii) Notwithstanding any other provision hereof, if a conversion of Preferred Stock is to be made in connection with a Fundamental Change, Change in Ownership, Public Offering or other transaction affecting the Corporation or a holder of Preferred Stock, the conversion of any shares of Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

(iv) Promptly (and in any event within ten (10) business days) after a conversion has been effected, the Corporation shall deliver to the converting holder:

(a) cash in an amount equal to all declared and unpaid dividends on the shares of Preferred Stock converted;

(b) cash in the amount payable pursuant to Section 6A(ix) of this Part B of Article III with respect to such conversion;

(c) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(d) a certificate representing any shares of Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(v) If the Corporation is not permitted under applicable law to pay any portion of any declared and unpaid dividends on the Preferred Stock being converted, the Corporation shall pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to pay such dividends to such holder.

(vi) Upon conversion of each share of Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes (other than any taxes relating to any dividends paid in connection with such conversion), liens, charges and encumbrances with respect to the issuance thereof.

(vii) The Corporation shall not close its books against the transfer of Preferred Stock or of Conversion Stock issuable or issued upon conversion of Preferred Stock in any manner which interferes with the timely conversion of Preferred Stock without the approval of the Board, including at least one (1) Investor Director. The Corporation shall assist and cooperate with any holder of shares of Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation and the Corporation shall pay all filing fees and expenses payable by the Corporation or any such holder in connection therewith).

(viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Preferred Stock.

(ix) If any fractional interest in a share of Conversion Stock would, except for the provisions of this Section 6A(ix), be delivered upon any conversion of the Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of a share of Common Stock multiplied by such fractional interest as of the date of conversion.

6B. Conversion Price.

(i) The initial “Series A Conversion Price” shall be $2.77 (as proportionately adjusted for subsequent stock splits, combinations, dividends and the like), the initial “Series B Conversion Price” shall be $3.82405469 (as proportionately adjusted for subsequent stock splits, combinations, dividends and the like), the initial “Series C Conversion Price” shall be $4.713781 (as proportionately adjusted for subsequent stock splits, combinations, dividends and the like), the initial “Series C-1 Conversion Price” shall be $4.525126 (as proportionately adjusted for subsequent stock splits, combinations, dividends and the like) and the initial “Series D Conversion Price” shall be $5.011010 (as proportionately adjusted for subsequent stock splits, combinations, dividends and the like). The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C-1 Conversion Price and the Series D Conversion Price shall be referred herein collectively as, the “Conversion Price”. In order to prevent dilution of the conversion rights granted under this Section 6, the applicable Conversion Price shall be subject to adjustment from time to time pursuant to this Section 6B.

(ii) If and whenever on or after the filing date of this Certificate of Incorporation the Corporation issues or sells, or in accordance with Section 6C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the applicable Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the applicable Conversion Price shall be reduced to the applicable Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the applicable Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. Notwithstanding the foregoing, the applicable Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01 (as proportionately adjusted for subsequent stock splits, combinations, dividends and the like), but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 (as proportionately adjusted for subsequent stock splits, combinations, dividends and the like) or more in the aggregate.

(iii) Notwithstanding the foregoing, there shall be no adjustment in the applicable Conversion Price as a result of any issue or sale (or deemed issue or sale) of: (A) shares of Common Stock issued upon the exercise of options to purchase Common Stock granted to employees, directors or service providers of the Corporation and its Subsidiaries pursuant to any stock option plan; (B) shares of Common Stock issuable upon the conversion of the Preferred Stock; (C) shares of Common Stock issued or issuable in a registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock convert to Common Stock; (D) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are unanimously approved by the Board; (E) shares of Series D Preferred issued pursuant to that certain Series D Stock Purchase Agreement dated as of the Series D Original Issue Date; and (F) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split or other distribution on the shares of Common Stock that is covered by Section 6D or Section 6E.

(iv) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, (i) if the consideration per share in a transaction that would otherwise trigger a downward adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series C-1 Conversion Price is below the Series A Conversion Price, such downward adjustment may be waived by the written consent or vote of the holders of a majority of the outstanding shares of Preferred Stock, (ii) if the consideration per share in a transaction that would otherwise trigger a downward adjustment is above the Series A Conversion Price, but below the Series B Conversion Price, such downward adjustment may be waived solely by the written consent or vote of holders of a majority of the outstanding shares of Series B Preferred Stock, (iii) if the consideration per share in a transaction that would otherwise trigger a downward adjustment is above the Series C-1 Conversion Price, but below the Series C Conversion Price, such downward adjustment may be waived solely by the written consent or vote of holders of a majority of the outstanding shares of Series C Preferred Stock, (iv) if the consideration per share in a transaction that would otherwise trigger a downward adjustment is above the Series B Conversion Price, but below the Series C-1 Conversion Price, such downward adjustment may be waived solely by the written consent or vote of holders of at least 65% of the outstanding shares of Series C Preferred

Stock and Series C-1 Preferred Stock, voting together as a single class and (v) if the consideration per share in a transaction that would otherwise trigger a downward adjustment of the Series D Conversion Price is below the Series D Conversion Price, such downward adjustment may be waived solely by the written consent or vote of holders of a majority of the Series D Preferred Stock.

6C. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 6B of this Part B of Article III, the following shall be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this subparagraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the applicable Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this subparagraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof (excluding cancellation of purchase money indebtedness), by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to Section 6C(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided, however, that in no event shall the Conversion Price be adjusted pursuant to this Section 6C(iii) to a Conversion Price above the Conversion Price that would otherwise be in effect had such Options or Convertible Securities never been issued. For purposes of this paragraph 6C(iii), if the terms of any Option or Convertible Security which was outstanding as of the date of the filing of this Certificate of Incorporation are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this paragraph 6C(iv), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of the filing of this Certificate of Incorporation shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security pursuant to Section 6C(iii) caused it to be deemed to have been issued after the filing of this Certificate of Incorporation.

(v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefore (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefore shall be deemed to be the fair value of the portion of the net assets of the non-surviving entity that is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration or net assets other than cash and securities (and, if applicable, the portions thereof attributable to any such stock or securities) shall be as reasonably determined in good faith by at least 80% of the members of the Board (including at least one (1) Investor Director). If at least 80% of the members of the Board (including at least one (1) Investor Director) are unable to make such determination within a reasonable period of time, then upon demand of any director, the Board shall seek the advice of an independent appraiser (other than one of the “Big Four” accounting firms) experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding

Preferred Stock. Then, upon receipt of such advice, at least 80% of the members of the Board (including at least one (1) Investor Director) shall reconvene and determine such fair market value. If the Board fails to so agree, the determination of the appraiser shall be determinative. The fees and expenses of such appraiser shall be borne by the Corporation.

(vi) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(vii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

6D. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

6E. Organic Change. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Preferred Stock then outstanding) to ensure that (i) the Preferred Stock shall not be cancelled or retired as a result of such Organic Change and each of the holders of the Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Preferred Stock immediately prior to such Organic Change (plus all declared and unpaid dividends on the Preferred Stock held by such holder immediately prior to such Organic Change) and (ii) the rights, preferences and privileges of the Preferred Stock are otherwise preserved. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Preferred Stock then outstanding) to ensure that the provisions of this Section 6, and Section 7 shall thereafter be applicable to the Preferred Stock (including, in the case of any such Organic Change in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such Organic Change, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such Organic Change). The Corporation shall not effect any such Organic Change, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. Each holder of Preferred Stock shall have the right to elect the benefits of this Section 6E or, to the extent applicable, Section 2B or Section 4B of this Part B of Article III in connection with any such Organic Change.

6F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Preferred Stock.

6G. Notices.

(i) Promptly following any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall give written notice to all holders of Preferred Stock at least fifteen (15) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock, or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii) The Corporation shall also give written notice to the holders of Preferred Stock at least fifteen (15) days prior to the date on which any Organic Change or liquidation, dissolution or winding up shall take place and, in the case of any such liquidation, dissolution or winding up, such written notice shall set forth in reasonable detail the amount of proceeds payable with respect to each share of Preferred Stock and each share of Junior Securities in connection with such liquidation, dissolution or winding up.

6H. Mandatory Conversion. All of the outstanding shares of Preferred Stock shall automatically convert into Conversion Stock upon the consummation of a Qualified Public Offering at the then-applicable Conversion Rate. Any such mandatory conversion shall be effected only at the time of and subject to the consummation of the sale of shares pursuant to such Qualified Public Offering upon written notice of such mandatory conversion delivered to all holders of Preferred Stock at least seven (7) days prior to the consummation of such Qualified Public Offering. In addition, all of the outstanding shares of Preferred Stock shall automatically convert into Conversion Stock upon the vote or written consent of the holders of a majority of the outstanding shares of the Preferred Stock, voting together as a single class on an as-converted basis, approving such automatic conversion; provided, that no shares of Series D Preferred shall convert pursuant to this sentence without the prior written consent of the holders of a majority of the outstanding shares of Series D Preferred Stock unless such conversion is in connection with (a) a Fundamental Change or Change in Ownership and the per share proceeds to holders of Common Stock issuable upon conversion of such Series D Preferred Stock are equal to or greater than $5.011010 (as appropriately adjusted for stock splits, stock combinations, stock dividends and the like with respect to the Common Stock) or (b) a Public Offering with a price per share paid by the public for such shares of at least $5.011010 (as appropriately adjusted for stock splits, stock combinations, stock dividends and the like with respect to the Common Stock).

Section 7. Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Section 8. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver a new certificate or certificates in exchange therefore representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

Section 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 10. Definitions.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by or advised by one or more general partners or managing members of, or shares the same management company with, such Person. “Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, and such “control” will be conclusively presumed if any Person owns ten percent (10%) or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Change in Ownership” means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or any holders thereof which results in the holders of Common Stock and Preferred Stock as of immediately after the Series D Original Issue Date, ceasing to own more than 50% of the Corporation’s Common Stock (assuming conversion of the Preferred Stock) at the time of such sale, transfer and/or issuance or series of sales, transfers and/or issuances.

“Common Stock” means the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 6C(i) and 6C(ii) of this Part B of Article III whether or not the Options or Convertible Securities are actually exercisable at such time.

“Conversion Stock” means shares of the Corporation’s Common Stock, par value $0.01 per share; provided that if there is a change such that the securities issuable upon conversion of the Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“Equity Securities” means (i) capital stock (including the Preferred Stock and the Common Stock) of, membership interests, partnership interests or other equity interests in, the Corporation or any of its Subsidiaries, (ii) obligations, evidences of indebtedness or other debt or equity securities or interests convertible or exchangeable into such equity interests in the Corporation or any of its Subsidiaries and (iii) warrants, options or other rights to purchase or otherwise acquire such equity interests in the Corporation or any of its Subsidiaries.

“Fundamental Change” means (i) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Board) in any transaction or series of transactions (other than sales in the ordinary course of business), or (ii) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms and relative priorities of the Preferred Stock are not changed and the Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of Common Stock and Preferred Stock as of immediately after the Series D Original Issue Date continue to own more than 50% of the Corporation’s Common Stock (assuming conversion of the Preferred Stock).

“Investor Directors” means the Series A Directors, the Series B Directors and any other director designated as such pursuant to the Stockholders Agreement (defined herein), taken together, and “Investor Director” means each of the foregoing individually.

“Junior Securities” means any capital stock or other Equity Securities of the Corporation, including the Common Stock, except for the Preferred Stock.

“Liquidation Value” of any share of Series A Preferred as of any particular date shall be equal to $2.77, of any share of Series B Preferred as of any particular date shall be equal to $3.82405469, of any share of Series C Preferred as of any particular date shall be equal to $4.713781, of any share of Series C-1 Preferred as of any particular date shall be equal to $4.525126 and of any share of Series D Preferred as of any particular date shall be equal to $5.011010, in each case as appropriately adjusted for stock splits, stock combinations, stock dividends and the like. For the avoidance of doubt, no dividend paid on any share of Preferred Stock shall constitute an offset to or credit against such share’s Liquidation Value.

“Liquidity Event” means (i) a Fundamental Change, (ii) a Change in Ownership or (iii) an initial Public Offering of the Corporation other than a Qualified Public Offering.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by OTC Markets Group, Inc., or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange, the term “business days” as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any securities exchange or quoted in the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Preferred Stock (without applying any marketability, minority or other discounts). If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined (without applying any marketability, minority or other discounts) by an independent appraiser (other than one of the “Big Four” accounting firms) experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Corporation of its capital stock or Equity Securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“Qualified Public Offering” means a Public Offering underwritten on a firm commitment basis by a nationally recognized investment bank in which (i) the aggregate proceeds received by the Corporation in such Public Offering (net of discounts, commissions and expenses) shall be at least $50,000,000 and (ii) the price per share paid by the public for such shares will be an amount not less than $8.31 (as appropriately adjusted for stock splits, stock combinations, stock dividends and the like with respect to the Common Stock).

“Recapitalization Agreement” means that certain Stock Purchase and Recapitalization Agreement, dated as of September 2, 2011, by and among the Corporation and the other Persons named therein, as such agreement may be amended, modified or waived from time to time in accordance with its terms.

“Redemption Date” means, as to any share of Preferred Stock, the date specified or determined herein on which the Corporation is required to redeem such share; provided that no such date shall be a Redemption Date unless the Redemption Value of such share is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Series D Original Issue Date” means the first date on which a share of Series D Preferred was issued.

“Stock Option Plan” means the 1stdibs.com, Inc. 2011 Equity Incentive Plan, as amended.

“Stockholders Agreement” means the Sixth Amended and Restated Stockholders Agreement dated as of the Series D Original Issue Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock, membership interests, partnership interests or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

Section 11. Amendment and Waiver. No amendment, modification, alteration, repeal or waiver of any provision of this Part B of Article III shall be binding or effective without the prior written consent of the holders of a majority of the Preferred Stock outstanding at the time such action is taken, voting together as a single class on an as-converted basis; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of the Preferred Stock then outstanding, voting together as a single class on an as-converted basis. Notwithstanding the foregoing, no amendment, modification, alteration, repeal or waiver of Part B, Sections 2A(iii), 5B(i), 5D, 6B(iv) and this Section 11 shall be binding or effective without the prior written consent of the holders of a majority of the Series B Preferred Stock outstanding at the time such action is taken; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series B Preferred Stock that would require the prior consent of a majority of the Series B Preferred Stock outstanding at the time may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of the Series B Preferred Stock then outstanding. Notwithstanding the foregoing, no amendment, modification, alteration, repeal or waiver of Part B, Sections 2A(ii), 5E, 6(B)(iv) and this Section 11 shall be binding or effective without the prior written consent of the holders of at least 65% of the Series C Preferred Stock and the Series C-1 Preferred Stock outstanding at the time such action is taken, voting together as a single class on an as-converted basis; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series C Preferred Stock or Series C-1 Preferred Stock that would require the prior consent of a majority of the Series C Preferred Stock or Series C-1 Preferred Stock outstanding at the time may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of the Series C Preferred Stock and the Series C-1 Preferred Stock then outstanding, voting together as a single class on an as-converted basis; provided further that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series C Preferred Stock or Series C-1 Preferred Stock that would require the prior consent of holders of at least 65% of the Series C Preferred Stock and Series C-1 Preferred Stock outstanding at the time, voting together as a single class on an as-converted basis, may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of at least 65% of the Series C Preferred Stock and the Series C-1 Preferred Stock then outstanding, voting together as a single class on an as-converted basis. Notwithstanding the foregoing, no amendment, modification, alteration, repeal or waiver of Part B, Sections 2A(i), 2B, the last clause of the first sentence of Section 4D, the last clause of the third sentence of Section 4D, the last clause of Section 4F, 5F, each of 6A(i), 6B, 6C (in each case, to the extent such action would materially and adversely affect the Series D Preferred), 6H and this Section 11 shall be binding or effective without the prior written consent of the holders of a majority of the Series D Preferred Stock outstanding at the time such action is taken; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series D Preferred Stock that would require the prior consent of a majority of the Series D Preferred Stock outstanding at the time may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of the Series D Preferred Stock then outstanding.

Section 12. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

C. COMMON STOCK

Section 1. Dividends. When and as declared by the Board and to the extent permitted under the General Corporation Law of Delaware, the holders of the Common Stock shall be entitled to receive dividends on such Common Stock. The rights of the holders of the Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

Section 2. Liquidation. Subject to the provisions of the Preferred Stock, the holders of the Common Stock shall be entitled to participate in all distributions to the holders of capital stock of the Corporation in any liquidation, dissolution or winding up of the Corporation.

Section 3. Voting Rights.

3A. Generally. The holders of the Common Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws, and, except as required by applicable law and subject to the rights of the Preferred Stock, the holders of the Common Stock shall be entitled to one vote per share on all matters submitted to the stockholders of the Corporation for a vote. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

3B. Election of Directors. The Board shall be composed of seven (7) persons. In the election of directors of the Corporation, the holders of a majority of the Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect all directors to serve on the Board other than the Investor Directors (if any) and the Independent Directors (if any) with each such director serving until his or her successor is duly elected by the holders of the Common Stock and the Preferred Stock or his or her earlier death, resignation or removal from office by the holders of the Common Stock and the Preferred Stock. If the holders of the Common Stock and the Preferred Stock for any reason fail to elect one or more directors hereunder, such position shall remain vacant until such time as the holders of the Common Stock and the Preferred Stock elect an individual to serve as a director to fill such position and shall not be filled by resolution or vote of the Board or the Corporation’s other stockholders.

ARTICLE IV

The Corporation is to have perpetual existence.

ARTICLE V

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VI

Unless otherwise set forth herein, the number of directors which constitute the Board shall be designated in the bylaws of the Corporation.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, subject to the provisions hereof, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE VIII

Section 1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 2. The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limit, service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall pay the expenses (including attorney’s fees) incurred by any Person entitled to indemnification under this ARTICLE VIII in defending any Proceeding in advance of its final disposition; provided, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by such Person to repay all amounts advanced if it should be ultimately determined that such Person is not entitled to be indemnified under this ARTICLE VIII.

Section 3. Neither any amendment nor repeal of this ARTICLE VIII, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this ARTICLE VIII, shall eliminate or reduce the effect of this ARTICLE VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation.

ARTICLE X

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

ARTICLE XI

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE XII

The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.

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IN WITNESS WHEREOF, the undersigned, being the duly appointed Chief Executive Officer of the Corporation, hereby certifies that the facts herein above stated are truly set forth, and accordingly executes this Fifth Amended and Restated Certificate of Incorporation this 7th day of February, 2019.

/s/ David Rosenblatt
David Rosenblatt, Chief Executive Officer